Matthew B. Hemington T: +1 650 843 5062 hemingtonmb@cooley.com	EXHIBIT 5.1

July 17, 2014

CymaBay Therapeutics, Inc.

799 Gateway Blvd.

Suite 130

Newark, CA 94560

Ladies and Gentlemen:

We have acted as counsel to CymaBay Therapeutics, Inc., a Delaware corporation (the “Company”) in connection with the filing by the Company of a Registration Statement on Form S-1 (No. 333-195127) (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 4,025,000 shares of the Company’s common stock, par value $0.0001 (the “Shares”) which include up to 3,500,000 Shares to be sold by the Company (the “Company Shares”) and up to 525,000 Shares that may be sold by the Company pursuant to the exercise of an option to purchase additional Shares granted to the underwriters (the “Optional Shares”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents (except the due authorization, execution and delivery by the Company) where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. Our opinion is expressed only with respect to the Delaware General Corporation Law. We express no opinion as to whether the laws of any particular jurisdiction apply and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We express no opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Company Shares and Optional Shares, when sold and issued as described in the Registration Statement and the related Prospectus will be validly issued, fully paid and non-assessable.

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155    T: (650) 843-5000    F: (650) 849-7400    WWW.COOLEY.COM

CymaBay Therapeutics, Inc.

July 17, 2014

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Matthew B. Hemington
Matthew B. Hemington

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155    T: (650) 843-5000    F: (650) 849-7400    WWW.COOLEY.COM